Exhibit 5.1

March 9, 2026

Reference: 99472/4
enGene Holdings Inc. Suite 220, 4868 Rue Levy, Saint-Laurent, Quebec Canada H4R 2P1

RE: enGene Holdings Inc. – Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel for enGene Holdings Inc. (the “Company”), a company existing under the laws of the Province of British Columbia, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (such registration statement, as it may be amended from time to time, is referred to herein as the “Registration Statement”) relating to the registration pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), of:

(i)
3,349,283 common shares in the capital of the Company (the “Incentive Awards Shares”) which are reserved for issuance pursuant to the exercise or settlement, as applicable, of incentive stock options, nonqualified stock options, stock appreciation rights, share awards, share units and other share-based awards (collectively, the “Incentive Awards”) which may be granted under the Company’s Amended and Restated 2023 Incentive Equity Plan (the “Incentive Plan”); and
(ii)
657,950 common shares in the capital of the Company (the “Inducement Awards Shares”, and together with the Incentive Awards Shares, the “Shares”) which are reserved for issuance pursuant to the exercise of nonqualified stock options granted as inducement awards on September 30, 2025 (collectively the “Inducement Awards”, and together with the Incentive Awards, the “Awards”).

For the purposes of this opinion we have reviewed such corporate records of the Company and other documents as we have deemed necessary or desirable to give the opinion expressed below.

We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof, and the completeness and accuracy of the corporate records in our possession as of the date hereof.

Based upon and subject to the foregoing, and provided that all necessary corporate action has been taken by the Company to authorize the issuance of the Awards, we are of the opinion that:

(i)
upon the due exercise or settlement, as applicable, of the Incentive Awards in accordance with their terms and the terms of the Incentive Plan, the Incentive Awards Shares underlying the Incentive Awards will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

(ii)
upon the due exercise of the Inducement Awards in accordance with their terms, the Inducement Awards Shares underlying the Inducement Awards will be validly issued as fully paid and non-assessable common shares in the capital of the Company

The opinions expressed in this letter are subject to the following exceptions and qualifications:

(a)
we do not express any opinion with respect to the laws of any jurisdiction other than British Columbia and the federal laws of Canada specifically applicable therein; and

(b)
our opinion is based on legislation and regulations in effect on the date hereof.

Consent is hereby given to the use of our name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP